Exhibit 99.1
Onstream Media Corporation Reports Fiscal 2011
Third Quarter Financial Results

-- Company Achieves Record Cash from Operating Activities (before changes in working capital), as well as Record Revenues, for the Quarter and Year-to-date --

POMPANO BEACH, FL, August 15, 2011 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing, reported today its financial results for the third fiscal quarter ended June 30, 2011.

Financial Highlights

•
Revenues for the three months ended June 30, 2011 were a record $4.6 million, representing a 4.4% increase from the third quarter of fiscal 2010 and a 3.0% increase sequentially (from the second quarter of fiscal 2011). Revenues for the first nine months of fiscal 2011 were a record $13.4 million, up 5.7% compared to $12.6 million in the first nine months of fiscal 2010.

•
Cash flow from operating activities (before changes in current assets and liabilities) for the three months ended June 30, 2011 was a record $328,000, compared to approximately $82,000 in the immediately preceding second quarter. This also represents a quarterly and nine-month record.

•	Gross margin of $3.2 million for the three months ended June 30, 2011, representing 69.0% of total revenues, was an increase of 3.3% as compared to the year-ago quarter.
•	Operating expenses of $3.5 million for the three months ended June 30, 2011 represented a decrease of approximately $249,000, or 6.6%, as compared to the third quarter of fiscal 2010.
•	Onstream’s net loss for the three months ended June 30, 2011 was approximately $486,000, a 54.8% decrease as compared to a net loss of approximately $1.1 million for the third quarter of fiscal 2010.

Financial Discussion

The approximately $194,000, or 4.4%, increase in consolidated revenues for the three months ended June 30, 2011 was primarily due to higher sales from the Company's Audio and Web Conferencing Services Group, which were approximately $2.4 million for the three months ended June 30, 2011. This represented an increase of approximately $103,000, or 4.4%, from the corresponding period of the prior fiscal year, primarily a result of increased audio conferencing revenues in the Infinite division.

Digital Media Services Group revenues were approximately $2.2 million for the three months ended June 30, 2011, an increase of approximately $91,000, or 4.4%, from the corresponding period of the prior fiscal year, primarily due to an increase in Webcasting division revenues. Webcasting revenue growth was primarily from a 75.5% growth in revenues from webcasting services provided to the following governmental entities: the State of California, the California State Department of Technology Services, the California State Board of Equalization, the United States Nuclear Regulatory Commission and the Internal Revenue Service.

The approximately $102,000, or 3.3%, increase in consolidated gross margin for the three months ended June 30, 2011 was primarily due to approximately $70,000 additional gross margin from the Webcasting division, corresponding to an approximately $110,000 increase in Webcasting division revenues.
Operating expenses were approximately $3.5 million for the three months ended June 30, 2011, a decrease of approximately $249,000, or 6.6%, from the corresponding period of the prior fiscal year, primarily due to decreased professional fee expense.

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Onstream’s net loss for the three months ended June 30, 2011 was approximately $486,000, or $(0.05) per share, based on 10.3 million weighted average shares outstanding, as compared to a net loss of approximately $1.1 million, or $(0.14) per share in the year-ago quarter, based on 7.9 million weighted average shares outstanding. Onstream’s third quarter fiscal 2011 $486,000 net loss represented a 54.8% decrease from the year-ago third quarter's net loss, and included approximately $1.1 million of non-cash expenses, as well as approximately $283,000 non-cash income from adjustment of derivative liability to fair value. The primary non-cash expenses included in the third quarter fiscal 2011 net loss were depreciation and amortization, employee compensation paid with options and other equity, and professional fees paid with equity.

Onstream recognized a record $328,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the three months ended June 30, 2011, compared to approximately $82,000 in the immediately preceding second quarter and approximately $188,000 for the corresponding quarter of the previous fiscal year. Onstream’s $284,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the nine months ended June 30, 2011 represents an improvement of approximately $539,000 from the corresponding nine month period of the previous year.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “Revenues in the third quarter of fiscal 2011 represented our second consecutive quarter of record revenues, surpassing the record we set last quarter, which in turn exceeded the previous record revenues going back to the third fiscal quarter of 2008. We are also pleased to report our second consecutive quarter of positive cash flow from operating activities (before changes in current assets and liabilities). Besides being a quarterly and nine-month record, this marks the first time that cash flow from operating activities (before changes in current assets and liabilities) for the first nine months of our fiscal year has been positive.”

Selman continued, “In addition to these results generated by our legacy businesses, we now have nine active MarketPlace365® (“MP365”) promoter sites, another 29 signed MP365 promoter agreements (for a total of 38) and our network of MP365 sales agents is also expanding. The launch of our MP365 web portal in the third quarter of fiscal 2011 also provides us with an integrated, searchable, and SEO-enhanced (Search Engine Optimization) online directory to market our active and forthcoming MP365 marketplaces.”

Selman added, “It is also noteworthy that we strengthened our balance sheet in the third quarter of 2011. Including transactions closed after the June quarter, we have reduced the liability for certain convertible debentures from $1.2 million as of March 31, 2011 to $510,000, via cash payments as well as the issuance of common shares.”

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Teleconference

Management will hold a conference call on Tuesday, August 16, 2011 at 4:30 p.m. ET to discuss its financial results for the three and nine months ended June 30, 2011. Management discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=81388 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=81388.

About Onstream Media

Onstream Media Corporation (NASDAQ:ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements
Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:	Investor Relations:
Chris Faust	Jeff Ramson
FastLane Communications	ProActive Newsroom
973-582-3498	212-792-4321
cfaust@fast-lane.net	jramson@proactivecrg.com

Financial Tables Follow

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Nine months Ended June 30,		Three months Ended June 30,
	2011	2010	2011	2010
REVENUE:
Audio and web conferencing	$5,598,118	$5,038,769	$1,947,602	$1,796,247
Webcasting	4,694,866	4,450,214	1,686,296	1,576,672
DMSP and hosting	1,532,467	1,568,112	474,314	500,739
Network usage	1,442,542	1,415,935	495,432	521,298
Other	83,789	160,535	21,556	35,802
Total revenue	13,351,782	12,633,565	4,625,200	4,430,758

COSTS OF REVENUE:
Audio and web conferencing	1,743,590	1,456,388	576,290	461,573
Webcasting	1,206,779	1,165,288	412,806	373,372
DMSP and hosting	727,251	713,668	210,651	225,890
Network usage	645,050	597,066	216,565	214,752
Other	71,367	271,650	17,430	65,569
Total costs of revenue	4,394,037	4,204,060	1,433,742	1,341,156

GROSS MARGIN	8,957,745	8,429,505	3,191,458	3,089,602

OPERATING EXPENSES:
General and administrative:
Compensation	6,558,735	6,368,200	2,162,279	2,115,488
Professional fees	1,434,726	1,532,406	424,863	614,293
Other	1,629,460	1,731,718	571,877	620,514
Impairment loss on goodwill and other intangible assets	-	3,100,000	-	-
Depreciation and amortization	1,117,425	1,537,729	363,987	421,568
Total operating expenses	10,740,346	14,270,053	3,523,006	3,771,863

Loss from operations	(1,782,601)	(5,840,548)	(331,548)	(682,261)

OTHER EXPENSE, NET:
Interest expense	(1,024,117)	(962,644)	(480,265)	(424,715)
Gain from adjustment of derivative liability to fair value	81,138	-	283,144	-
Other income, net	51,627	128, 101	42,958	33,090

Total other expense, net	(891,352)	(834,543)	(154,163)	(391,625)

Net loss	$(2,673,953)	$(6,675,091)	$(485,711)	$(1,073,886)

Loss per share – basic and diluted:
Net loss per share	$(0.28)	$(0.87)	$(0.05)	$(0.14)
Weighted average shares of common stock outstanding – basic and diluted	9,514,683	7,635,390	10,307,645	7,880,691

99.1-4

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	June 30, 2011 (unaudited)	September 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$370,769	$825,408
Accounts receivable, net of allowance for doubtful accounts of $299,914 and $363,973, respectively	2,657,489	2,805,420
Prepaid expenses	464,133	316,591
Inventories and other current assets	126,154	125,000
Total current assets	3,618,545	4,072,419
PROPERTY AND EQUIPMENT, net	2,676,601	2,854,263
INTANGIBLE ASSETS, net	914,210	1,284,524
GOODWILL, net	12,396,948	12,396,948
OTHER NON-CURRENT ASSETS	104,263	104,263
Total assets	$19,710,567	$20,712,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,748,245	$2,553,366
Accrued liabilities	1,340,466	1,066,960
Amounts due to directors and officers	514,993	374,124
Deferred revenue	102,538	141,788
Notes and leases payable – current portion, net of discount	2,068,526	1,904,214
Convertible debentures, net of discount	559,992	1,626,796
Total current liabilities	6,334,760	7,667,248
Notes and leases payable, net of current portion and discount	60,129	120,100
Convertible debentures, net of discount	758,567	815,629
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	305,266	386,404
Total liabilities	7,458,722	8,989,381

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 issued and outstanding	3	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 10,534,163 and 8,384,570 issued and outstanding, respectively	1,053	838
Additional paid-in capital	138,681,995	135,453,812
Unamortized discount	(183,747)	(297,422)
Accumulated deficit	(126,247,501)	(123,434,237)
Total stockholders’ equity	12,251,845	11,723,036
Total liabilities and stockholders’ equity	$19,710,567	$20,712,417

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